Filed Pursuant to Rule 433

Registration Statement Nos. 333-232863 and 333-232863-01

November 10, 2021

PRICING TERM SHEET

Issuer:	Phillips 66

Guarantor:	Phillips 66 Company

Expected Ratings*:	A3 (Moody’s); BBB+ (S&P)

Issue of Securities:	3.300% Senior Notes due 2052 (the “Notes”)

Principal Amount:	$1,000,000,000

Coupon:	3.300%

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on March 15, 2022 (short first coupon)

Maturity Date:	March 15, 2052

Treasury Benchmark:	2.375% due May 15, 2051

U.S. Treasury Yield:	1.909%

Spread to Treasury:	143 bps

Re-offer Yield:	3.339%

Initial Price to Public:	99.263% of principal amount, plus accrued interest, if any, from November 15, 2021

Optional Redemption:	Prior to September 15, 2051 (the date that is six months prior to the maturity date of the Notes), Phillips 66 may elect to redeem any or all of the Notes at any time and from time to time, in principal amounts of $2,000 or any integral multiple of $1,000 above that amount for a redemption price, as determined by Phillips 66, equal to the principal amount of the Notes redeemed plus a make-whole premium and accrued but unpaid interest to, but not including, the redemption date. Beginning on September 15, 2051, Phillips 66 may redeem the Notes, at a redemption price equal to 100.000% of the principal amount of the Notes, plus accrued but unpaid interest thereon to, but not including, the redemption date

Make-Whole Spread:	T + 25 bps

Settlement Date:	November 15, 2021

Settlement Cycle:	T+2

Day Count Convention:	30 / 360

CUSIP / ISIN:	718546 BA1 / US718546BA13

Denomination:	$2,000 and increments of $1,000 in excess thereof

Joint Book-Running Managers:

TD Securities (USA) LLC

BNP Paribas Securities Corp.

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

J.P. Morgan Securities LLC

SMBC Nikko Securities America, Inc.

Mizuho Securities USA LLC

BofA Securities, Inc.

Barclays Capital Inc.

Citigroup Global Markets Inc.

Commerz Markets LLC

Credit Suisse Securities (USA) LLC

Goldman Sachs & Co. LLC

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

Co-Managers:

Truist Securities, Inc.

HSBC Securities (USA) Inc.

CIBC World Markets Corp.

Credit Agricole Securities (USA) Inc.

Siebert Williams Shank & Co., LLC

PNC Capital Markets LLC

UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Phillips 66 has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Phillips 66 has filed with the SEC for more complete information about Phillips 66 and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Phillips 66, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling TD Securities (USA) LLC toll free at 1-855-495-9846, BNP Paribas Securities Corp. toll free at 1-800-854-5674, J.P. Morgan Securities LLC collect at 1-212-834-4533, MUFG Securities Americas Inc. toll free at 1-877-649-6848, Scotia Capital (USA) Inc. toll free at 1-800-372-3930 or SMBC Nikko Securities America, Inc. toll free at 1-888-868-6856.